Exhibit 99.1

WhiteWave Stockholders Approve Merger with Danone

DENVER, Colo. – October 4, 2016 – The WhiteWave Foods Company (NYSE: WWAV) (“WhiteWave”), a leading consumer packaged food and beverage company in North America and Europe, announced that during a special stockholder meeting today the stockholders of the company approved the merger agreement under which Danone S.A. (“Danone”) will acquire all of the outstanding shares of WhiteWave. Stockholders also approved other proposals relating to the merger.

Holders of approximately 99 percent of shares present and voting at the meeting, representing approximately 78 percent of WhiteWave’s total outstanding shares, voted in favor of a proposal to approve the merger agreement. The final vote results will be reported in a Form 8-K that WhiteWave will file with the Securities and Exchange Commission.

“Today’s vote brings us one step closer to combining two strong, values-based, purpose-driven companies. We are grateful for the continued enthusiasm and support of the transaction by our stockholders,” said Gregg Engles, WhiteWave’s Chairman and Chief Executive Officer. “We believe that WhiteWave’s mission to change the way the world eats for the better dovetails nicely with Danone’s mission to bring health through food to as many people as possible. Danone is the ideal strategic partner to support our future and we remain excited about the opportunities this combination will create for WhiteWave’s employees, customers, vendors and partners.”

As originally announced on July 7, 2016, WhiteWave stockholders will receive $56.25 in cash for each share of WhiteWave common stock when the merger is completed.

The closing of the merger remains subject to the satisfaction of customary conditions, including the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR”) and approval of the merger by the European Commission pursuant to the EU Merger Regulation. On October 3, 2016, the United States Department of Justice (“DOJ”) issued a request for additional information, commonly known as a “second request,” which extends the HSR waiting period until the 30th calendar day after the date that both parties substantially comply with the second request, unless the waiting period terminates earlier. WhiteWave and Danone have been working with the European Commission and DOJ and continue to target closing the transaction by the end of 2016; however, there can be no assurance regarding timing of completion of regulatory approvals, which could delay timing of the closing.

About the WhiteWave Foods Company

The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets and sells branded plant-based foods and beverages, coffee creamers and beverages, premium dairy products and organic produce. It sells products primarily in North America, Europe and through a joint venture in China. WhiteWave is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly-produced products. The Company’s widely-recognized, leading brands distributed in North America include Silk®, So Delicious® and Vega™ plant-based foods and beverages, International Delight® and LAND O LAKES®* coffee creamers and beverages, Horizon Organic® and Wallaby Organic® premium dairy products and Earthbound Farm® organic salads, fruits and vegetables. Its popular plant- based foods and beverages brands in Europe include Alpro® and Provamel®. To learn more about WhiteWave, visit www.whitewave.com.

*	The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify these forward-looking statements by forward-looking words, such as “expect,” “anticipate,” “believe,” “likely,” “may,” and “should,” the negative or plural of these words and other similar terminology. Forward looking statements in this document include, but are not limited to, statements regarding the expected timing of the completion of the transaction. These forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those anticipated in these forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties as to the timing of the contemplated merger; the possibility that the closing conditions to the contemplated merger may not be satisfied or waived; the effects of disruption caused by the announcement of the contemplated merger; the potential impact of stockholder litigation in connection with the contemplated transaction, and other risks and uncertainties described in the section “Risk Factors” in WhiteWave’s recent annual report on Form 10-K available on www.whitewave.com.

CONTACTS

Investor Relations:	Media:
Dave Oldani	Molly Keveney
303.635.4747	303.635.4529

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